Exhibit 107

Calculation of Filing Fee Table

Registration Statement on Form S-1

(Form Type)

Interactive Strength Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1:Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share(1)	Rule 457(o)	$10,000,000(2)	0.0001476	$1,476
	Equity	Warrants	Rule 457(g)	—	—	—
	Equity	Common stock, $0.0001 par value per share, issuable upon exercise of warrants	Rule 457(o)	$20,000,000(3)	0.0001476	$2,952
	Total Offering Amounts			$30,000,000		$4,428
	Total Fees Previously Paid					—
	Total Fee Offsets					—
	Net Fee Due					$4,428

(1)

Includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	Two warrants are being offered for every one share of common stock being offered.